Leatt Corp Announces Third Quarter 2020 Results

Revenues increase 18% to $11.4 million; net income increases 22% to $1.6 million

Best Third Quarter in Company History

CAPE TOWN, South Africa (November 12, 2020) … Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the third quarter ending September 30, 2020. All financial numbers are in U.S. dollars.

Financial and Business Highlights for the Third Quarter

  Global revenues increased by 18%, to $11.4 million compared to the 2019 third quarter

  U.S. revenues increased 47% compared to the 2019 third quarter

  Net income increased 22% to $1.6 million compared to the 2019 third quarter

  Strong revenue growth fueled by continued investment in "Head-to-Toe" brand delivery

Financial and Business Highlights Year to Date

  Year to date revenues increased 23% to $25.9 million compared to nine-month period of 2019

  Year to date net income increased 89% to $2.6 million compared to nine-month period of 2019

  Continued strong cost control while revenues continue to grow

CEO Sean Macdonald commented: "We had yet another ground-breaking quarter, the best third quarter in our history in terms of revenue and profitability. Global revenues were $11.4 million, up 18% over the third quarter of 2019.  In the U.S., our most important market, revenues grew by a remarkable 47% over last year, driven by fantastic demand for our innovative protective gear from MOTO dealers, MTB dealers and ultimately end consumers who continue to participate strongly in outdoor activities, despite the turmoil caused by the global COVID pandemic.

"For the first nine-months of 2020, revenues were $25.9 million, an increase of $4.8 million or 23%, when compared to the comparative nine-month period. We are building a larger and more professional sales organization in both the MOTO and MTB areas, particularly in the United States where we believe we have the ability to reach more dealers around the country. Leatt as a "head to toe" brand has become an important revenue driver for more dealers - a trend that we are investing in.

"We saw break out revenue growth in our footwear, now consisting of Mountain biking shoes and Motorcycle boots, and our expanding line of body armor and goggle product categories. Although overall helmet sales were down slightly, we believe that our investment in re-engineering our helmet line will contribute to significant returns in the future in light of encouraging initial industry reviews, athlete feedback and consumer demand for our completely re-engineered line of MOTO helmets."

Founder and Chairman, Dr. Christopher Leatt, remarked: "We are very proud of our new range of 2021 MTB and MOTO riding gear and apparel, including new helmets, jackets, gloves, pants, shorts and jerseys. All our products are engineered and designed by our in-house team and tested in the field by our professional riders. Along with style, what you see in these products are the kinds of technological advancements in terms of comfort, safety, and quality Leatt is known for around the world.

Financial Summary for Third Quarter 2020

Total revenues for the three-month period ended September 30, 2020 were $11.4 million, up 18%, compared to $9.6 million for the 2019 third quarter.

The increase in revenues for the third quarter was driven by a 76% increase in sales of other products, parts and accessories, and a 25% increase in body armor sales, that were partially offset by a 5% decrease in helmet sales, and a 39% decrease in neck brace sales due to orders that were placed during the initial phase of the COVID-19 pandemic.  Those conservative buying patterns are expected to normalize over the next several quarters. Neck brace sales continue to generate a higher gross profit margin than our other product categories.

For the third quarter of 2020, gross profit was $4.9 million, or 44% of revenues, compared to $4.5 million, or 47% of revenues, for the third quarter of 2019.

Total operating expenses were $2.9 million, up 4%, compared to $2.8 million for the third quarter of 2019.

Net income for the three months ended September 30, 2020 was $1.6 million, or $0.27 per diluted share, up 22%, compared to $1.3 million, or $0.24 per diluted share, for the third quarter of 2019.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  Cash increased by 38%, as compared to cash on hand at December 31, 2019.  At September 30, 2020, the Company had cash and cash equivalents of $2.9 million, and a current ratio of 2.5:1.

Business Outlook

Mr. Macdonald said. "Although our business model continues to show strength, we are cautiously monitoring consumer buying trends during the COVID-19 pandemic to plan for any economic turbulence and industry headwinds that may arise.

"But based on our promising results to date in 2020, we are optimistic. We have worked hard to adjust to the new challenges brought on by the pandemic. Along with our larger and more professional sales and marketing team, we have focused on e-commerce and creating a new website that is much simpler for customers to navigate and make online purchases.

"We have a strong pipeline of cutting-edge products that will ship to our customers globally over the next several quarters.  Recent launches of goggles, boots and other exceptional protective gear and now our MTB shoe and MOTO boot line have earned very positive reviews for performance in the field and very encouraging consumer demand levels. We believe that our portfolio of products define Leatt as a premium 'Head-to-Toe brand' and are a testament to our team's ability to develop a full offering of innovative products that appeal to a wide rider audience.

"We continue to redefine our product offerings and our market share potential in a majority of the new categories in which we compete.  Our strong operating cashflow will be re-invested in our growth engine - developing innovative, cutting edge products - as well as in building our global consumer brand and refining our sales channels."

Conference Call

The Company will host a conference call on Thursday, November 12, 2020 at 10:00 AM ET to discuss the 2020 third quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or 1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international).  Enter conference ID # 13712961.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release contains forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that end consumer engagement in outdoor activities like riding during the Covid-19 pandemic will continue to drive customer buying trends; the likelihood that the Company will be able to continue its development and introduction of cutting-edge products or be able to ship such products to customers globally in future quarters during the Covid-19 pandemic; the likelihood that the Company will continue to develop its e-commerce capabilities to benefit from the increase in customer e-commerce buying patterns during the pandemic, or that the Company will continue to achieve strong revenue growth in domestic and international markets; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives, especially in view of the ongoing global pandemic; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties could be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

* FINANCIAL TABLES*

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30, 2020	December 31, 2019
	Unaudited	Audited

Current Assets
Cash and cash equivalents	$2,868,661	$2,072,864
Short-term investments	58,255	58,239
Accounts receivable	5,620,541	2,956,012
Inventory	6,872,164	8,655,176
Payments in advance	904,573	447,476
Prepaid expenses and other current assets	1,848,486	1,129,067
Total current assets	18,172,680	15,318,834

Property and equipment, net	2,461,093	2,431,061
Operating lease right-of-use assets, net	254,066	411,956

Other Assets
Deposits	32,591	26,642
Total other assets	32,591	26,642

Total Assets	$20,920,430	$18,188,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$6,007,857	$5,425,681
Note payable to bank	100,000	300,000
Operating lease liabilities, current	163,858	190,765
Income tax payable	859,609	592,661
Short term loan, net of finance charges	71,897	576,474
Total current liabilities	7,203,221	7,085,581

Paycheck Protection Program loan	210,732	-
Deferred Compensation	220,000	160,000
Operating lease liabilities, net of current portion	90,208	221,191

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,386,723 shares issued and outstanding	130,068	130,068
Additional paid - in capital	8,145,716	8,079,774
Accumulated other comprehensive loss	(768,851)	(529,045)
Retained earnings	5,686,336	3,037,924
Total stockholders' equity	13,196,269	10,721,721

Total Liabilities and Stockholders' Equity	$20,920,430	$18,188,493

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$11,370,946	$9,649,335	$25,855,950	$21,017,329

Cost of Revenues	6,422,472	5,152,688	14,129,516	11,027,944

Gross Profit	4,948,474	4,496,647	11,726,434	9,989,385

Product Royalty Income	36,016	17,360	40,675	33,056

Operating Expenses
Salaries and wages	784,131	739,366	2,251,583	2,330,006
Commissions and consulting expenses	157,672	104,608	345,014	263,168
Professional fees	181,233	133,480	716,138	518,017
Advertising and marketing	543,020	520,633	1,524,251	1,556,515
Office lease and expenses	78,932	71,725	225,132	210,263
Research and development costs	404,723	357,258	1,129,535	1,063,573
Bad debt expense	32,172	148,685	59,092	158,184
General and administrative expenses	459,993	485,054	1,390,236	1,473,708
Depreciation	212,564	191,712	595,365	569,707
Total operating expenses	2,854,440	2,752,521	8,236,346	8,143,141

Income from Operations	2,130,050	1,761,486	3,530,763	1,879,300

Other Income (expenses)
Interest and other expenses, net	19,727	(449)	1,621	(4,042)
Total other income (expenses)	19,727	(449)	1,621	(4,042)

Income Before Income Taxes	2,149,777	1,761,037	3,532,384	1,875,258

Income Taxes	538,320	440,259	883,972	471,542

Net Income Available to Common Shareholders	$1,611,457	$1,320,778	$2,648,412	$1,403,716

Net Income per Common Share
Basic	$0.30	$0.25	$0.49	$0.26
Diluted	$0.27	$0.24	$0.45	$0.25

Weighted Average Number of Common Shares Outstanding
Basic	5,386,723	5,386,723	5,386,723	5,384,753
Diluted	5,860,428	5,532,275	5,860,428	5,530,304

Comprehensive Income
Net Income	$1,611,457	$1,320,778	$2,648,412	$1,403,716
Other comprehensive income, net of $-0- and $-0- deferred income taxes in 2020 and 2019
Foreign currency translation	17,584	(102,756)	(239,806)	(69,591)

Total Comprehensive Income	$1,629,041	$1,218,022	$2,408,606	$1,334,125

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	2020	2019

Cash flows from operating activities
Net income	$2,648,412	$1,403,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	595,365	569,707
Stock-based compensation	65,942	166,250
Bad debts reserve	47,639	137,787
Inventory reserve	(9,002)	35,248
Gain on sale of property and equipment	(25,046)	(1,500)
(Increase) decrease in:
Accounts receivable	(2,712,168)	(3,916,510)
Inventory	1,792,014	(2,188,013)
Payments in advance	(457,097)	(94)
Prepaid expenses and other current assets	(719,419)	221,279
Deposits	(5,949)	(787)
Increase (decrease) in:
Accounts payable and accrued expenses	582,176	4,151,748
Income taxes payable	266,948	358,814
Deferred compensation	60,000	60,000
Net cash provided by operating activities	2,129,815	997,645

Cash flows from investing activities
Capital expenditures	(697,625)	(616,278)
Proceeds from sale of property and equipment	25,745	10,000
Increase in short-term investments, net	(16)	(4)
Net cash used in investing activities	(671,896)	(606,282)

Cash flows from financing activities
Issuance of common stock	-	15,000
Proceeds (repayment) of note payable to bank, net	(200,000)	350,000
Proceeds from Paycheck Protection Program loan	210,732	-
Repayments of short-term loan, net	(504,577)	(509,019)
Net cash used in financing activities	(493,845)	(144,019)

Effect of exchange rates on cash and cash equivalents	(168,277)	(50,632)

Net increase in cash and cash equivalents	795,797	196,712

Cash and cash equivalents - beginning of period	2,072,864	1,709,900

Cash and cash equivalents - end of period	$2,868,661	$1,906,612

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$26,446	$16,509
Cash paid for income taxes	$616,148	$111,600

Other noncash investing and financing activities
Common stock issued for services	$65,942	$166,250